Exhibit 99.1

NASDAQ: GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

ANNOUNCES PUBLIC OFFERING

SPRINGFIELD, MO – (March 4, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announced that it has priced an underwritten public offering of 1,304,347 shares of its common stock to the public at $11.50 per share. The gross proceeds of the offering are expected to be approximately $15.0 million before underwriting discounts and other estimated offering expenses. The Company expects to close the sale of the shares of common stock on March 7, 2014, subject to customary closing conditions. Raymond James & Associates, Inc. is acting as underwriter and sole book running manager for the offering. The Company has granted the underwriter a 30-day option to purchase up to an additional 195,652 shares, representing 15% of the total number of shares to be sold by the Company in the offering, to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to (i) to redeem the remaining 12,000 shares of the Company’s Fixed Rate Cumulative and Perpetual Preferred Stock, Series A, having a liquidation value of $1,000 per share and (ii) for working capital and for general corporate purposes, including potential future acquisitions.

The offering is being made pursuant to a prospectus filed as part of an effective registration statement on Form S-1 filed with the Securities and Exchange Commission. Before investing, prospective investors should read the prospectus, when available, and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Raymond James &Associates, Inc., at 222 S Riverside Plaza, 7th Floor Chicago, IL. 60606, by calling toll free 1-877-587-7748 or by e-mailing Mark Edwards at mark.edwards@raymondjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the shares of common stock will be made only by means of a prospectus.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.